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                                  July 16, 1996

KTI, Inc.
7000 Boulevard East
Guttenberg, New Jersey  07093
Attn:  Martin J. Sergi, President

Dear Mr. Sergi:

         This letter sets forth the agreement (the "Agreement") of KTI, Inc., a New Jersey corporation ("KTI"), through its wholly-owned subsidiary DataFocus Incorporated, a Delaware corporation ("DataFocus"), to sell, and of CIBER, Inc., a Delaware corporation ("CIBER"), to buy certain of the assets of DataFocus used or held for use in connection with, necessary for or related to the Microsoft NT computer software consulting business and associated activities of the Business Systems Division of DataFocus (the "Business"), including certain servicing rights under contracts relating to the Business. The parties agree as follows:

         1. Asset Transfer. Subject to the terms and conditions of this Agreement, DataFocus will sell, convey, assign, transfer and deliver to CIBER, and CIBER will purchase and accept from DataFocus, for and in consideration of the purchase price set forth in paragraph 3, all of DataFocus' right, title and interest in, to and under the following assets other than Excluded Assets (as defined herein) of DataFocus (the "Assets"), free and clear of all security interests, liens, equities and claims of third parties other than liens for taxes not yet delinquent:

            (a) All assets, properties, privileges, rights, interests, business and goodwill of DataFocus, other than the Excluded Assets, necessary for or used or useful in connection with the Business, including, without limiting the generality of the foregoing, the assets described in Exhibit A attached hereto;

            (b) A list of all clients of the Business for which DataFocus has performed work at any time since July 1, 1993;

            (c) All current contracts, licenses to use software, purchase orders, bids in process and other agreements of DataFocus relating to the Business (the "Contracts"), including, but not limited to, those agreements identified in Exhibit B attached hereto;

            (d) All marketing files of DataFocus identifying contacts, dates of most recent client contact and other information customarily contained therein with respect to the Business;
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KTI, Inc.
July 16, 1996
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            (e) All recruiting files of DataFocus identifying all active or potential recruiting prospects, applications, letters, technical reviews, references, resumes and other information customarily contained therein with respect to the Business;

            (f) All personnel files of DataFocus pertaining to any person providing services for the Business as a billable consultant or employee, together with any and all information customarily contained therein, including, but not limited to, W-4's, 1099's, personnel reviews, commission and/or bonus arrangements and salary history and, upon CIBER's request within one year after Closing (as defined in paragraph 9), copies of such files for any former DataFocus employee or consultant who provided services for the Business; provided, however, that DataFocus shall be entitled to retain a set of these files;

            (g) All maintenance agreements, lease agreements and other agreements related to any property (real or personal) used or held for use by DataFocus in connection with the Business, each of which at the date hereof is described in Exhibit C attached hereto, which list also identifies each agreement requiring the consent of a third party in order to assign such agreement to CIBER; and

            (h) Non-exclusive use of the DataFocus' tradename for a period not to exceed 90 days from the Closing Date.

         2. Excluded Assets. Notwithstanding anything herein contained to the contrary, the following assets and properties of DataFocus are specifically excluded from the Assets and shall be retained by DataFocus (the "Excluded Assets"):

            (a) cash and bank accounts;

            (b) accounts receivable arising out of services provided on or prior to the Closing Date; and

            (c) the property and rights described in Exhibit D attached hereto.

         3. Purchase Price. The purchase price for the Assets shall be Five Million Dollars ($5,000,000) and shall be payable by CIBER to DataFocus at Closing by wire transfer of immediately available funds to a bank designated by DataFocus. The actual amount payable at Closing by CIBER shall be reduced by the amount of the accrued vacation liability and accrued payroll obligations assumed by CIBER pursuant to paragraph 4 and by the amount of the bonuses DataFocus accrues at Closing for Newton G. Fletcher and Matthew Jacobson (the "FJ Amount").

         4. Assumption of Liabilities. CIBER shall, as further consideration for the transfer of the Assets, assume and discharge, and indemnify and hold DataFocus harmless from and
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July 16, 1996
Page 3

against (i) accrued vacation liability through the Closing Date and accrued payroll obligations of DataFocus for the period from July 15, 1996 through the Closing Date, in each case, for personnel of DataFocus who perform services for the Business, who are offered employment by CIBER and who accept such employment, (ii) the amount payable to Messrs. Fletcher and Jacobson as a bonus (if any) for calendar year 1996 up to the FJ Amount and (iii) all debts, liabilities and obligations of DataFocus relating to or arising with respect to periods from and after the Closing Date (as defined in paragraph 9) under the Contracts listed on Exhibit B. DataFocus hereby agrees to retain and discharge, and to indemnify and hold CIBER harmless from and against, any and all debts, liabilities and obligations, including taxes, of DataFocus relating to or arising with respect to periods prior to the Closing Date and any debt, liability or obligation of DataFocus not expressly assumed hereby, whenever arising, including, without limitations, any debt, liability or obligation of DataFocus pursuant to any "employee pension benefit plans" (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as that term is defined under Section 3(1) of ERISA) and any other plans, programs, practices, policies or arrangements providing benefits for any or all of the present or past employees of the Business, DataFocus or any organization which is a member of a controlled group of organizations with DataFocus (within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended) (a "Commonly Controlled Entity") which are in effect as of the date hereof or under which DataFocus has or will have any obligations or liabilities.

            5. Allocation of Purchase Price. The parties agree that the purchase price paid pursuant to paragraph 3 shall be allocated among the Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with Exhibit E attached hereto to which CIBER and DataFocus have mutually agreed. DataFocus and CIBER agree to report the federal, state and local income and other tax consequences of the transactions contemplated hereby, and in particular to report the information required by Section 1060(b) of the Code, in a manner consistent with the agreed upon allocation, and to file all other applicable tax returns and forms to reflect such purchase price allocation. Within 240 days following the Closing Date, CIBER and DataFocus shall have agreed as to the content of the IRS Form 8594 to be filed by each of them with their next income tax returns, and will not take any position inconsistent therewith (except to correct any error) upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise.

         6. Revenues; Expenses.

            (a) From and after the Closing Date, CIBER shall use reasonable efforts to assist DataFocus in the collection of the accounts receivable of the Business outstanding as of the Closing Date.

            (b) From and after the Closing Date, DataFocus shall promptly forward to CIBER all collections of any revenues derived from CIBER's performance after the Closing Date of
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July 16, 1996
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contract programming or other services under any Contracts, including any thereof the assignment of which to CIBER shall not have been fully accomplished at Closing. CIBER will promptly forward to DataFocus any collections of revenues CIBER receives that are derived from DataFocus' performance through the Closing Date.

            (c) The parties agree to prorate, as of the close of business on the Closing Date, the expenses of the Business of the type identified on Exhibit F attached hereto. Any adjustment pursuant to this subparagraph shall be agreed upon and shall be payable within sixty (60) days after the Closing Date; provided, however, that if the amount of a proratable item is not known as of such date, the parties shall prorate such item based on the prior year's assessment or another reasonable basis and shall then adjust such proration when the actual amount becomes known. The parties agree to negotiate in good faith adjustments for any other items that arise following the Closing Date.

            (d) DataFocus shall furnish to CIBER at Closing, to the extent information is then available and as soon as practicable after Closing if not then available, a list of all commissions, bonuses and other payments that may become payable by DataFocus after Closing to employees or independent contractors of DataFocus providing services to the Business. The party receiving the revenues in respect of which such commissions or bonuses are payable shall be responsible for accruing and paying, when due, such commissions and bonuses to the employees and independent contractors entitled to receive such amounts. To the extent both DataFocus and CIBER receive such revenues, the responsibility for the payment of the commissions and bonuses attributable thereto shall be allocated between them proportionately.
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July 16, 1996
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         7. Representations of KTI and DataFocus. Each of KTI and DataFocus
represents and warrants that:

            (a) Organization and Authority. KTI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. DataFocus is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to own, the Assets and to carry on the Business as now being conducted. Copies of DataFocus' certificate of incorporation and by-laws, and all amendments thereto, heretofore delivered to CIBER, are accurate and complete as of the date hereof. Each of KTI and DataFocus has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and is duly qualified and in good standing as a foreign corporation to do business in each jurisdiction in which it is required by law to be so qualified, except for any states where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Business. A list of states in which DataFocus has, at the date hereof or at any time since January 1, 1996, client projects or assignments is attached hereto as Schedule 7(a). This Agreement and the bills of sale, assignments and other agreements and instruments of transfer to be executed by KTI and DataFocus and delivered to CIBER in consummation of the transactions contemplated hereby have been (or, upon execution and delivery, shall have been) duly executed and delivered, have been authorized by all necessary corporate and stockholder action, and constitute (or, upon execution and delivery, will constitute) the legal, valid and binding obligations of KTI and DataFocus enforceable against KTI and DataFocus in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and by general principles of equity;

            (b) No Conflict or Breach. Except as disclosed on Schedule 7(b) attached hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not (i) constitute, with or without the giving of notice or passage or time, or both, a breach of any of the terms or provisions of, or a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which DataFocus or KTI is a party or by which either of them or any of their respective properties may be bound or affected, except any such breach or default which has been waived in writing and a copy of which waiver has been delivered to CIBER, (ii) result in the creation of any claim, lien, encumbrance, security interest, restriction or other charge or defect upon any of the Assets, (iii) conflict with the certificate of incorporation or by-laws of either DataFocus or KTI, or (iv) violate any judgment, decree, order or award of any court, governmental body or arbitrator binding upon or affecting
DataFocus or KTI or any of their respective property, except in the case of clauses (i), (ii) and (iv) to the extent any such breach, default, security interest, lien or violation would not, individually or in the aggregate, have a Material Adverse Effect (as defined herein) on the Business;
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July 16, 1996
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            (c) Approvals. Except as set forth on Schedule 7(c) attached hereto, no consent, approval or authorization prescribed (i) by any law (other than state and local government business licenses and other routine governmental consents, approvals and authorizations) or (ii) by any agreement or instrument to which either KTI or DataFocus is a party, or by which either KTI or DataFocus or any of their respective properties or businesses is bound or affected, is required in order to permit the consummation of the transactions contemplated by this Agreement or to allow CIBER's operation of the Business in the same manner as DataFocus (other than any agreement or instrument involving less than $25,000 in annual expense or revenue);

            (d) No Legal Conflicts. Neither KTI or DataFocus is prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding is pending or, to the best of each of DataFocus' and KTI's knowledge, threatened against DataFocus or KTI which questions the validity of this Agreement or any of the actions which the parties hereto have taken in connection herewith or which it is contemplated they shall take in connection herewith;

            (e) Ordinary Course. Except as set forth on Schedule 7(e) attached hereto, since December 31, 1995, DataFocus has conducted the Business only in the ordinary course of business consistent with past custom and practice, and there has not been any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect on the Business or the Assets, or any material change in any method of accounting or accounting practice by DataFocus; and there are no material liabilities of the Business, whether accrued, contingent or otherwise, other than liabilities provided for in the Financial Statements referred to in subparagraph 7(o). Without limitation of the foregoing and except as set forth on Schedule 7(e), since March 31, 1996, DataFocus has not:

                  (i) (x) created, incurred or assumed any long-term debt (including obligations in respect of capital leases), or, except under existing lines of credit, incurred or assumed any short term debt; (y) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or (z) made any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (ii) (x) increased in any manner the compensation of any of its employees; (y) agreed to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any employee, whether past or present, except with respect to uniform changes under any plan affecting all employees covered by such plan, copies of which plans have been delivered to CIBER; or (z) committed itself to any additional plans, including, but not limited to, pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee
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KTI, Inc.
July 16, 1996
Page 7

benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person, or to amend any such plans or any of such agreements in existence on the date hereof;

                  (iii) cancelled or terminated any current insurance (or reinsurance) policies relating to the Business or permitted any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage remaining under those cancelled, terminated or lapsed were in full force and effect;

                  (iv) (x) sold, transferred or otherwise disposed of or agreed to sell, transfer, or otherwise dispose of, any of the Assets which have a net book value, in the aggregate, in excess of $10,000 or (y) mortgaged or encumbered any of the Assets;

                  (v) entered into any agreements, commitments or contracts relating to the Business other than in the ordinary course of business and consistent with past practices;

                  (vi) voluntarily consented to the termination of any Contract, lease or other agreement material to the Business by any other party thereto;

                  (vii) paid, discharged, settled or satisfied or agreed to pay, discharge, settle or satisfy, any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than when due in accordance with their respective terms and other than claims, liabilities and obligations in an amount not in excess of $10,000 individually or $50,000 in the aggregate; or

                  (viii) waived, released, granted or transferred any rights of value or modified or changed any existing license, lease, contract or other agreement or arrangement, other than rights, licenses, leases, contracts, agreements and arrangements constituting Excluded Assets or involving less than $25,000 in annual expense or revenue;

        (f) Litigation. Except as disclosed on Schedule 7(f) attached hereto, there is no pending or outstanding or, to the best knowledge of each of KTI and DataFocus, threatened, action, suit, proceeding or investigation involving DataFocus or the Business which if determined adversely would have a Material Adverse Effect on the Business ("Claim"), and neither KTI nor DataFocus has retained or assumed liability for any Claim or potential Claim, either contractually or by operation of law, or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator;
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July 16, 1996
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             (g) Compliance with Applicable Law. Except as disclosed on Schedule
7(g), DataFocus holds all permits, licenses, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of the Business other than state and local governmental business licenses and other routine governmental permits, licenses, exemptions, orders and approvals (the "DataFocus Permits"). DataFocus is in material compliance with the terms of the DataFocus Permits. The Business is not being conducted in violation of any order, writ, injunction, decree, statute, rule or regulation of any governmental entity applicable to DataFocus or the Business except for violations that individually or in the aggregate do not, and insofar as reasonably can be foreseen in the future, will not, have a Material Adverse Effect on the Business. DataFocus is in material compliance with all immigration and other laws relating to the employment or retention of persons who are not citizens of the United States. Except as set forth on Schedule 7(g) attached hereto, as of the date hereof, to the best knowledge of KTI and DataFocus, no investigation or review by any governmental entity with respect to the Business is pending or threatened, nor has any governmental entity indicated an intention to conduct the same;

             (h) Absence of Defaults. Except as disclosed on Schedule 7(h) attached hereto, DataFocus is not in default in any material respect under any material Contract, lease, purchase or sale contract, note, indenture or loan agreement or under any other agreement, instrument or arrangement to which either of them is a party or by which either of them or any of their respective properties may be bound;

             (i) Contracts. Except as disclosed on Schedule 7(i) attached hereto, neither KTI nor DataFocus is a party to or is bound by any of the following which will or could bind CIBER or affect or relate to the Business or the Assets after the Closing Date:

                  (i) any employment contracts or agreements, or other similar formal agreements or any collective bargaining or labor agreements or any other written agreement or arrangement with any officer, employee, sales representative or consulting or person serving in a similar capacity;

                  (ii) any written or unwritten compensation plans, pension plans, welfare plan and each other written plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, including, but not limited to, performance compensation plans, vacation plans, bonus plans, incentive plans, employee stock purchase plans, employee stock option plans, employee stock bonus plans, deferred compensation agreements, employee pension benefit plans, a group or individual medical, health, dental, accident, disability, life and other employee benefit insurance contracts or arrangements, employee welfare benefit plans or any other plans, programs, practices, policies or arrangements providing benefits for any or all of the present or past employees of the Business,
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July 16, 1996
Page 9

DataFocus or any Commonly Controlled Entity which are in effect as of the date hereof or under which DataFocus has or will have any obligations or liabilities;

                  (iii) any contracts for the purchase of any materials, supplies, equipment or inventory, or for the sale of any inventory, except contracts made in the ordinary course of business;

                  (iv) any leases or licenses to use any real or personal property;

                  (v) any contracts, agreements or other commitments requiring aggregate payments by DataFocus of more than $5,000 or otherwise involving more than $5,000 in value (whether formal or informal, written or oral);

                  (vi) agreements or contracts containing any covenant limiting the freedom of DataFocus to engage in any line of Business or compete with any person in the field of the Business;

                  (vii) any contracts relating to export sales and any governmental or quasi-government subsidies, incentives or grants relating to exports or imports;

                  (viii) any contracts (not included in (i) through (vii) above), other than contracts made in the ordinary course of business, where a party is entitled prospectively to receive in excess of $5,000; or

                  (ix) any contract (not included in (i) through (vii) above), other than contracts made in the ordinary course of business, where a party thereto has the right or option prospectively to order products or services the consideration for which would exceed $5,000.

         Each contract set forth on Schedule 7(i) attached hereto, except as noted on such Schedule, is assignable to CIBER without the consent of the other party thereto and upon the Closing Date shall be enforceable by CIBER against the other parties thereto and, except as disclosed on such Schedule, no material breach on the part of KTI, DataFocus or, to the best knowledge of KTI and DataFocus, the other party or parties to such contract exists with regard to each such contract. Except as disclosed on Schedule 7(i), neither KTI nor DataFocus is a party to or bound by any notes, loan agreements, capitalized or other leases, letters of credit, agreements and other arrangements relating to any indebtedness or guarantees or indemnification running to any person or entity and which will affect or relate to the Business or the Assets after the Closing Date (any such disclosed agreements shall hereinafter be referred to as the "DataFocus Loan Agreements"). Schedule 7(i) also contains the name of the obligee, the original principal amount and the current balance of the indebtedness, a description
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July 16, 1996
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of all collateral given as security and all mortgages and other security agreements executed in connection with the DataFocus Loan Agreements. DataFocus has delivered to CIBER a true and correct copy of each agreement or document referenced or cross-referenced on Schedule 7(i);

            (j) Taxes. Except as set forth in the DataFocus Financial Statements or Schedule 7(j), (i) KTI and DataFocus have filed all material returns, declarations and reports required to be filed by either of them prior to the Closing Date relating to any taxes or assessments with respect to any income, properties or operations of either or both of them prior to the Closing Date (the "Returns"), (ii) as of the time of filing, the Returns correctly reflected (and as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of KTI and DataFocus, (iii) KTI and DataFocus have timely paid or made provision for all taxes and assessments that have been shown as due and payable on the Returns that have been filed, (iv) KTI and DataFocus have made or will make provision for all taxes and assessments payable for any periods that end on or before the Closing Date for which no Returns have yet been filed and for periods that begin before the Closing Date and end after the Closing Date, (v) the charges, accruals and reserves for taxes and assessments reflected on the books of KTI and DataFocus are adequate to cover the liabilities that have accrued or are payable by them, (vi) neither KTI nor DataFocus is delinquent in the payment of any material taxes or assessments,
(vii) no deficiency for any taxes or assessments has been prepared, asserted or assessed in writing against either of them and (viii) neither KTI nor DataFocus is or has been a party to any tax sharing agreement with any person which, as of the Closing Date, is not a member of the affiliated group of which DataFocus is a member.

            (k) [Intentionally Omitted]

            (l) Ownership and Condition of the Business and Assets.

                  (i) Except as otherwise stated herein and except as set forth on Schedule 7(l) attached hereto, the Assets constitute all of the properties and rights required to conduct the Business as presently conducted and will be owned by CIBER free and clear of all liens and encumbrances;

                  (ii) Subject to consents not obtained on or prior to the Closing Date, DataFocus has good and marketable title to all of the Assets, free and clear of all security interests, liens and encumbrances except those identified on Schedule 7(l) attached hereto, all of which shall be fully discharged and terminated at Closing except as otherwise stated on such Schedule;
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                  (m) Intellectual Property. Schedule 7(m) attached hereto
contains a complete and accurate list of (a) all patents, registered trademarks, trade names, and copyrights owned by DataFocus and used or proposed to be used by DataFocus in the Business and all applications therefor (indicating whether or not such patent, trademark, trade name or copyright is owned by DataFocus) and (b) all agreements relating to technology, know-how or processes which DataFocus has licensed or authorized to use in the Business by others (other than agreements entered into (i) with the United States government or any agency or instrumentality thereof or (ii) relating to the use by DataFocus of commercially available computer software). Except as set forth on Schedule 7(m), no claims have been asserted by any person to the use by DataFocus of any such patents, registered trademarks, trade names or copyrights or to the use of any technology, processes or know-how owned or used or proposed to be used by DataFocus in the Business (collectively, the "Intellectual Property") or challenging or questioning the validity or effectiveness of any such license or agreement except for claims that would not have a Material Adverse Effect on the Business, and the use of such Intellectual Property by DataFocus in the Business does not infringe on the rights of any person except where such infringement would not have a Material Adverse Effect on the Business. DataFocus owns, free and clear of any lien, encumbrance or other restriction, or is otherwise licensed or has the right to use, all Intellectual Property used in and material to the conduct of the Business. The consummation of the transactions contemplated by this Agreement will not alter or impair any such rights, and such Intellectual Property can be conveyed by DataFocus without the consent of any third party or governmental entity;

                  (n) Environmental Matters.

               (i) As used in this Agreement:

                  (1) "Environmental Laws" means any and all federal, state or local environmental, public health and safety laws, rules, orders, regulations, statutes, ordinances and codes, including, without limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Safe Drinking Water Act, the Occupational Health and Safety Act, the Toxic Substances Control Act, and any state equivalent of such acts;

                  (2) "Material of Environmental Concern" means hazardous wastes, hazardous substances, petroleum and petroleum-derived products, all as the foregoing are defined in any applicable Environmental Laws;
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Page 12

                  (ii) Except as set forth on Schedule 7(n) attached hereto, the Business is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by DataFocus or the Business of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth on Schedule 7(n), neither KTI nor DataFocus has received any written communication that alleges, or is aware of any pending allegation, that the Business is in violation of applicable Environmental Laws;

                  (iii) Except as set forth on Schedule 7(n), to the best of each of KTI's and DataFocus' knowledge, there are no releases of Material of Environmental Concern that could form the basis of any claim against KTI, DataFocus or the Business in relation to the Business;

           (o) Financial Statements. Schedule 7(o) attached hereto contains unaudited balance sheets of DataFocus as of December 31, 1995 and as of March 31, 1996 and unaudited related statements of income of DataFocus for the period January 1, 1995 to December 31, 1995 and for the period January 1, 1996 to March 31, 1996 (collectively, the "DataFocus Financial Statements"). The DataFocus Financial Statements are subject in each case to normal year-end adjustments and any other adjustments described therein. Each of the DataFocus Financial Statements has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and except that the DataFocus Financial Statements do not contain all of the footnote disclosures required by generally accepted accounting principles. The statement of operations for DataFocus for the three months ended March 31, 1996 and the other financial information delivered to CIBER fairly present the financial position of DataFocus. Also attached as Schedule 7(o) hereto is the profit and loss statement of the Business for the period January 1, 1996 to May 31, 1996. Such profit and loss statement was prepared in accordance with the normal internal accounting procedures and policies;

            (p) Labor Relations.

                  (i) Except as set forth on Schedule 7(p) attached hereto, neither KTI nor DataFocus is a party to or bound by any collective bargaining or other labor agreement which relates to the operations of the Business. Except as set forth on Schedule 7(p), no employees of DataFocus employed in the Business are represented by any labor organization, and, as of the date hereof, no labor organization or group of employees of DataFocus employed in the Business has made a demand for recognition, has filed a petition seeking a representation proceeding or given DataFocus notice of any intention to hold an election of a collective bargaining representative and no strike, work stoppage or labor disturbance exists or, to each of KTI's and DataFocus' knowledge, is threatened which involves any employees of DataFocus employed in the Business;
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Page 13


                  (ii) Except as set forth on Schedule 7(p) attached hereto, there are no pending complaints or charges or, to each of KTI's and DataFocus' knowledge, threatened complaints or charges against KTI or DataFocus with respect to any employee or group of employees of DataFocus employed in the Business or filed or pending with any federal, state or local governmental authority or court alleging employment discrimination by KTI or DataFocus with respect to any employee or group of employees of DataFocus employed in the Business;

            (q) No Undisclosed Liabilities. Except as and to the extent set forth on Schedule 7(q) attached hereto and on the balance sheets included in the DataFocus Financial Statements, DataFocus does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that could have a Material Adverse Effect on the Business;

            (r) Personnel Compensation. At or prior to Closing, all DataFocus personnel providing services for the Business have been or will have been fully paid for such services through July 15, 1996 and amounts payable for services between July 15, 1996 and the Closing Date will be paid by DataFocus pursuant to the adjustment to the purchase price of the Assets in accordance with Sections 3 and 6 hereof;

            (s) Employees. Schedule 7(s) attached hereto identifies all employees, independent contractors and other personnel of DataFocus who provide services for the Business, their respective rates of pay at the date hereof, and with respect to all billing consultants (employees or independent contractors), the billing class of each such consultant, if appropriate, under the current structure, the purchase order number under which such consultant is currently working and the date on which such purchase order is scheduled to be completed. Each of DataFocus' personnel identified on Schedule 7(s) is working full-time (unless noted as part-time) in the Business. Except as identified on Schedule 7(s), none of such personnel has expressly stated to an officer or manager of DataFocus that he or she intends to resign or cease working with the Business within six months after Closing;

            (t) Consultants. DataFocus has no fewer than forty (40) full-time billing consultants (not less than 25 of whom are employees) under contract in the Business (i.e., employees or consultants averaging at least thirty (30) billable hours per week for the two (2) calendar months ended June 30, 1996);

            (u) Accelerated Vesting. Any employee of DataFocus who is offered employment by CIBER and who has any unvested balance in any DataFocus-sponsored 401(k) plan shall be 100% vested in such plan on or as of the Closing Date; and

            (v) Materiality. The representations and warranties of KTI and DataFocus contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to

KTI, Inc.
July 16, 1996
Page 14


materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate have a Material Adverse Effect on the Business.

            (w) Files. To the best of each of KTI's and DataFocus' knowledge, all files provided pursuant to paragraph 1(f) are correct and complete in all material respects. Correct and complete copies of all agreements and instruments referred to in such Exhibits have been delivered to CIBER.


         8. Representations and Warranties of CIBER. CIBER represents and warrants that:

            (a) Organization and Authority. CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as now conducted and to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the bills of sale, assignments and other agreements and instruments of transfer to be executed by CIBER and delivered to KTI and DataFocus in consummation of the transaction contemplated hereby have been (or, upon execution and delivery, shall have been) duly executed and delivered, have been authorized by all necessary corporate and stockholder action of CIBER, and constitute (or, upon execution and delivery, will constitute) the legal, valid and binding obligations of CIBER, enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affect the rights of creditors and by general principles of equity;

            (b) No Conflict or Breach. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not (i) constitute, with or without the giving of notice or passage or time, or both, a breach of any of the terms or provisions of, or a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which CIBER is a party or by which it or its properties may be bound or affected, except any such breach or default which has been waived in writing and a copy of which waiver has been delivered to KTI, (ii) result in the creation of any claim, lien, encumbrance, security interest, restriction or other charge or defect upon any of its assets, (iii) conflict with the certificate of incorporation or by-laws of CIBER, or (iv) violate any judgment, decree, order or award of any court, governmental body or arbitrator binding upon or affecting CIBER or its property, except in the cases of clauses (i), (ii) and (iv) to the extent any such breach, default, security interest, lien or violation would not, individually or in the aggregate, have a Material Adverse Effect on CIBER;

KTI, Inc.
July 16, 1996
Page 15


            (c) Approvals. No consent, approval or authorization prescribed (i) by any law (other than state and local government business licenses and other routine governmental consents, approvals and authorizations) or (ii) by any agreement or instrument to which CIBER is a party, or by which CIBER or any of its properties or businesses is bound or affected, is required in order to permit the consummation of the transactions contemplated by this Agreement (other than any agreement or instrument involving less than $25,000 in annual expense or revenue);

            (d) No Legal Conflicts. CIBER is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding is pending or, to the best of CIBER's knowledge, threatened against CIBER which questions the validity of this Agreement or any of the actions which the parties hereto have taken in connection herewith or which it is contemplated they shall take in connection herewith;

            (e) Sufficient Funds. CIBER currently possesses sufficient financial resources to consummate the transactions contemplated hereby and to perform its obligations hereunder.

            (f) Materiality. The representations and warranties of CIBER contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate have a Material Adverse Effect on CIBER.

         9. Closing and Closing Date. The closing (the "Closing") of the transaction contemplated hereby shall take place at Davis, Graham & Stubbs LLP, Denver, Colorado, or at such other place as may be agreed upon by the parties on July 26, 1996 or such other date as may be agreed upon by the parties (the "Closing Date"). Except as otherwise set forth herein, all of DataFocus' profits, losses, revenues, liabilities, rights and obligations acquired, received or incurred with respect to the Assets acquired hereunder and the liabilities assumed hereunder prior to the close of business (Eastern Daylight
Time) on the Closing Date shall be allocated to DataFocus and all of the same acquired, received or incurred from and after such time shall be allocated to CIBER. At the Closing, DataFocus, KTI and CIBER shall execute and deliver to each other a General Assignment, Bill of Sale, and Assumption Agreement in the form attached hereto as Exhibit G to evidence the transfer of the Assets to CIBER and the assumption of certain obligations as provided herein. On the Closing Date, DataFocus and KTI shall also deliver to CIBER an opinion of counsel for DataFocus and KTI, dated the Closing Date, substantially in the form attached hereto as Exhibit H. At the Closing, CIBER shall deliver to KTI and DataFocus an opinion of its counsel, dated the Closing Date, substantially in the form attached hereto as Exhibit H-1.

KTI, Inc.
July 16, 1996
Page 16

         10. Pre-Closing Covenants. (a) From the date hereof until the Closing
Date:

                  (i) DataFocus shall conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present personnel. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the consent of CIBER or except as required to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, DataFocus shall not take, or agree to take, directly or indirectly, any of the following actions:

                        (A) sell substantially all of the assets of the Business, adopt a plan of liquidation or dissolution of DataFocus, or engage in a merger, consolidation, share exchange or other business combination involving the Business; and

                        (B) declare or make any provision for payment of, or the setting aside of assets of the Business with respect to, any dividend or other distribution of any property other than cash.

                  (ii) From the date hereof until the Closing Date, DataFocus shall (A) give CIBER, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Business, (B) furnish to CIBER, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (C) instruct its employees, counsel and financial advisors to cooperate with CIBER in its investigation of the Assets and Business.

                  (iii) KTI and DataFocus shall promptly notify CIBER of:

                        (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated hereby;

                        (B) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of KTI or DataFocus threatened against, relating to or involving or otherwise affecting DataFocus, that would be required to be disclosed pursuant to Section 7(f) or that relate to the consummation of the transactions contemplated hereby; and

                        (C) any material adverse developments affecting the Business.

KTI, Inc.
July 16, 1996
Page 17


             (b) Subject to the terms and conditions of this Agreement, each of CIBER, KTI and DataFocus shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy the conditions to the other party's obligations under this Agreement.

         11. Conditions to Closing. (a) The obligation of CIBER to consummate the Closing is subject to the satisfaction or waiver by CIBER of the following conditions:

                  (i) KTI and DataFocus shall have performed in all material respects all obligations hereunder required to be performed by them at or prior to the Closing Date.

                  (ii) The representations and warranties of KTI and DataFocus contained in this Agreement and in any certificate or other writing delivered by KTI or DataFocus pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

                  (iii) CIBER shall have received a certificate signed by an executive officer of KTI and DataFocus confirming the matters described in paragraphs (i) and (ii) of this Section 11(a).

                  (iv) CIBER shall have received opinions of McDermott, Will & Emery and Robert E. Wetzel, counsel to KTI and DataFocus, dated the Closing Date in substantially the form attached as Exhibit H.

                  (v) DataFocus shall have received all third party consents required to consummate the transactions contemplated hereby or CIBER shall have, in the reasonable exercise of its judgment, determined that such consent may be obtained after Closing or is otherwise not required at Closing.

                  (vi) There shall not have been instituted any action or proceeding to restrain or invalidate the transactions contemplated hereby or seeking damages from or to impose obligations on CIBER by reason of the transactions contemplated hereby which, in either case, involve expense or lapse of time that would be materially adverse to CIBER.

                  (vii) DataFocus and each of Thomas Bosanko and Patrick B. Higbie shall have entered into Noncompetition Agreements with CIBER in substantially the form attached as Exhibit I and each of Newton G. Fletcher, Matthew Jacobson, Matt T. Einseln and Susan I. Healy shall have entered into Employment Agreements with CIBER in substantially the form attached as Exhibit J.

KTI, Inc.
July 16, 1996
Page 18


             (b) The obligation of KTI and DataFocus to consummate the Closing is subject to the satisfaction or waiver by them of the following conditions:

                  (i) CIBER shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

                  (ii) The representations and warranties of CIBER contained in this Agreement and in any certificate or other writing delivered by CIBER pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

                  (iii) KTI and DataFocus shall have received a certificate signed by an officer of CIBER confirming the matters described in paragraphs (i) and (ii) of this Section 11(b).

                  (iv) KTI and DataFocus shall have received an opinion of Davis, Graham & Stubbs LLP, counsel to CIBER, dated the Closing Date, in the form attached as Exhibit H-1.

                  (v) There shall not have been instituted any action or proceeding to restrain or invalidate the transactions contemplated hereby or seeking damages from or to impose obligations on KTI or DataFocus by reason of the transactions contemplated hereby which, in either case, involve expense or lapse of time that would be materially adverse to either of them.

         12. Post-Closing Covenants.

             (a) Third Party Consents. If DataFocus shall have failed to obtain, at or prior to the Closing Date, any third party consents required for the assignment of any of the Contracts or the agreements on Exhibit C, including any office leases, DataFocus shall use commercially reasonable efforts to obtain such consents after the Closing Date. DataFocus shall also use commercially reasonable efforts to obtain the lessor's consent to change the signage on any premises leased by DataFocus in connection with the Business to allow the use of CIBER's name.

             (b) Employees. During the first twelve (12) weeks following the Closing, DataFocus, if requested by CIBER, will work with CIBER to encourage certain of DataFocus' personnel of the Business to become and remain employees of CIBER.

             (c) Record Inspection. For two (2) years following the Closing Date, CIBER will retain the books, records and other data of the Business transferred pursuant to paragraph 1 hereof. KTI may copy any or all of such books, records and data at any time within six (6)

KTI, Inc.
July 16, 1996
Page 19


months after Closing. During such period, CIBER will afford to DataFocus, its counsel and/or accountants at a location of CIBER's choosing within a fifty (50) mile radius of Fairfax, Virginia or Denver, Colorado during normal business hours, reasonable access to such books, records and other data as they pertain to periods prior to the Closing Date to permit DataFocus to prepare tax returns, to comply or prepare for any governmental or administrative order or proceeding. CIBER may dispose of such books, records and other data during such two (2) year period if, prior to such disposal, CIBER notifies DataFocus of such intention and permits DataFocus, at DataFocus' expense, to remove the materials to be disposed of within three (3) months after such notice.

         13. Confidentiality. Except in accordance with Section 14, prior to the Closing, without the prior written consent of the other party, neither CIBER, KTI nor DataFocus will disclose to any person the existence of this Agreement or the transactions contemplated hereby and each such party shall hold all information provided to each by the other (other than information which is otherwise publicly available) in strict confidence and shall not disclose or disseminate such information except as reasonably necessary to consummate the transaction contemplated hereby or as required by law. Following the Closing, neither KTI nor DataFocus shall disclose or use information concerning the Business except to its respective lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law. In the event the transactions contemplated hereby are not consummated, each of CIBER, KTI and DataFocus shall return to the appropriate party or, upon such party's request, destroy the confidential information of such other party and no party shall disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law.

         14. Publicity. The parties agree to consult with each other before issuing any public release or announcement concerning the transactions contemplated hereby and, except as may be required by applicable law or the rules of the Nasdaq National Market, will not issue any such release or announcement prior to such consultation.

         15. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.

         16. Expenses. Each party will pay its respective expenses in connection with the preparation and execution of this Agreement and the transaction contemplated hereby. DataFocus shall be responsible for any and all sales, use and other transfer taxes payable with respect to the transaction.

KTI, Inc.
July 16, 1996
Page 20


                  17. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign its rights or obligations under this Agreement without the prior written consent of the other party except that CIBER may assign its rights, but not its obligations, hereunder, to a wholly-owned subsidiary.

                  18. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery or delivery by commercial overnight courier to the address specified below or deposit in the U.S. mail as provided above, addressed as follows:

                  (a)   If to KTI or DataFocus:

                        c/o KTI, Inc.
                        7000 Boulevard East
                        Guttenberg, New Jersey  07093
                        Attention:  General Counsel

                        With a copy to (which shall not constitute notice):

                        McDermott, Will & Emery
                        1211 Avenue of the Americas
                        New York, New York  10036
                        Attention:  Brian Hoffmann

                  (b)   If to CIBER, to:

                        CIBER, Inc.
                        5251 DTC Parkway, Suite 1400
                        Englewood, Colorado  80111
                        Attention:  Mac J. Slingerlend

                        With a copy to (which shall not constitute notice):

                        Davis, Graham & Stubbs LLP
                        370 17th Street, Suite 4700
                        P.O. Box 181
                        Denver, Colorado  80201-0185

KTI, Inc.
July 16, 1996
Page 21



                        Attention:  John L. McCabe

             (c) To such other address as to which notice is provided in accordance with this paragraph.

         19. Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

         20. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors and legal representatives.

         21. Further Assurances. DataFocus shall (a) deliver at such times and places as shall be reasonably agreed upon such additional instruments as CIBER may reasonably request and (b) take all other actions reasonably requested of it for the purpose of carrying out this Agreement. CIBER shall (a) deliver at such times and places as shall be reasonably agreed upon such additional instruments as DataFocus may reasonably request and (b) take all other actions reasonably requested of it for the purpose of carrying out this Agreement. The party requesting such delivery or action shall pay reasonable expenses incurred by the party making such delivery or taking such action.

         22. Commissions. Each party hereto represents and warrants to the other parties that they or it have not incurred any obligations or liabilities for brokerage or finder's fees or agent's commissions or like payment in connection with this Agreement or the transactions contemplated hereby for which any party will have any liability. Each party hereto agrees to indemnify the other party hereto against any breach by it of the foregoing representation and warranty by such indemnifying party.

         23. Indemnification and Survival.

             (a) The representations and warranties contained in this Agreement shall survive the Closing and shall remain in effect for eighteen (18) months following the Closing Date. No action or proceeding may be brought on the basis of a breach of a representation or warranty hereunder more than eighteen (18) months after the Closing Date unless the party commencing such action or proceeding gives written notice to the other party of such breach, setting forth in reasonable detail the basis for such claim of breach, on or before the expiration of such eighteen (18) months period.

KTI, Inc.
July 16, 1996
Page 22


             (b) KTI and DataFocus agree to indemnify CIBER from and against any loss, cost, liability or expense (including reasonable attorneys' fees) incurred by CIBER arising out of or in connection with (i) any breach by any of it of any representation, warranty, covenant or agreement contained in this Agreement;
(ii) any noncompliance with any applicable bulk sales or bulk transfer law or similar law; and (iii) any and all sales, use or transfer taxes relating to the sale of the Assets to CIBER.

             (c) CIBER agrees to indemnify KTI and DataFocus from and against any loss, cost, liability or expense (including reasonable attorneys' fees) incurred by them arising out of or in connection with any breach by it of any representation, warranty, covenant or agreement contained in this Agreement.

             (d) The maximum liability of KTI and DataFocus, on the one hand, and CIBER, on the other hand, under this Section 23 shall be $5,000,000.

         24. Dispute Resolution; Arbitration. The parties shall negotiate in good faith to resolve any dispute, controversy or claim arising out of or relating to this Agreement within thirty (30) days after the giving of notice thereof by either party to the other. Any matter not resolved through negotiation within such time shall be resolved by binding arbitration before a single arbitrator in Fairfax, Virginia in accordance with the commercial rules of the American Arbitration Association then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction. Any party may submit any dispute to arbitration hereunder within thirty (30) days after the end of the negotiation period referenced above. The parties involved shall select the arbitrator within thirty (30) days thereafter. If they are unable to agree upon the arbitrator within such time period, each of KTI and CIBER shall select an arbitrator within ten (10) additional days and such two arbitrators (or, if one party fails to so select an arbitrator, the party that did so select an arbitrator) shall select a third arbitrator within fifteen (15) days after the expiration of such ten (10) day period. Such third arbitrator shall be the sole arbitrator of the dispute. The parties shall instruct such arbitrator to render a determination of the matter within thirty (30) days after the selection of the arbitrator. The costs of arbitration proceedings hereunder shall be shared equally by KTI and CIBER. The foregoing shall not limit the right of any party to obtain interim relief, such as an injunction, from a court of competent jurisdiction before, after or during the pendency of any arbitration proceeding.

         25. Entire Agreement; Modifications. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

KTI, Inc.
July 16, 1996
Page 23


         26. Material Adverse Effect shall mean any change or effect that is or could be materially adverse to the properties, condition (financial or otherwise) or results of operations of the Business or CIBER, as applicable.

         27. Telephone Numbers. The use of the DataFocus telephone system and telephone numbers shall be allocated as provided in Exhibit K.

         28. Headings. The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

         29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties have executed this Letter Agreement this _____ day of July, 1996.

                                            Very truly yours,

                                            CIBER, INC., a Delaware corporation


                                            By:
                                                --------------------------------
                                                 David G. Durham
                                                 Vice President - Finance

ACCEPTED AND AGREED TO:

KTI, INC., a
New Jersey corporation

By:
    --------------------------------
     Name:
           -------------------------
     Title:
           -------------------------

DATAFOCUS INCORPORATED,
a Delaware corporation

KTI, Inc.
July 16, 1996
Page 24



By:
    --------------------------------
     Name:
           -------------------------
     Title:
           -------------------------

                                LIST OF EXHIBITS

Exhibit A        -             Furniture, Fixtures, Equipment and Other Assets

Exhibit B        -             Contracts

Exhibit C        -             Maintenance and Lease Agreements

Exhibit D        -             Excluded Assets

Exhibit E        -             Allocation of Purchase Price

Exhibit F        -             Identified Prorations

Exhibit G        -             General Assignment, Bill of Sale and Assumption
                               Agreement

Exhibit H        -             Opinion of KTI and DataFocus Counsel

Exhibit H-1      -             Opinion of CIBER Counsel

Exhibit I        -             Noncompetition Agreements

Exhibit J        -             Employment Agreements

Exhibit K        -             Telephone Allocation

                                LIST OF SCHEDULES

Schedule 7(a)      -           List of States Where Clients or Projects Located

Schedule 7(b)      -           Conflicts or Breaches

Schedule 7(c)      -           Approvals

Schedule 7(e)      -           Extraordinary Transactions

Schedule 7(f)      -           Litigation

Schedule 7(g)      -           Compliance

Schedule 7(h)      -           Defaults

Schedule 7(i)      -           List of Contracts/Consents

Schedule 7(j)      -           Taxes

Schedule 7(l)      -           Liens and Encumbrances

Schedule 7(m)      -           Intellectual Property

Schedule 7(n)      -           Environmental Exceptions

Schedule 7(o)      -           Financial Statements

Schedule 7(p)      -           Labor Relations

Schedule 7(q)      -           Undisclosed Liabilities

Schedule 7(s)      -           List of DataFocus Personnel